Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-182224 and No. 333-182810 on Form S-8 of Weyerhaeuser Company of our report dated June 28, 2017, with respect to the statement of net assets available for benefits of Weyerhaeuser 401(k) Plan as of December 31, 2016, and 2015 and the related statement of changes in net assets available for benefits for the year ended December 31, 2016, appearing in this Annual Report (Form 11-K) of the Weyerhaeuser 401(k) Plan.
/s/ Moss Adams LLP
Seattle, Washington
June 28, 2017